Exhibit 99.1

             NEWS RELEASE
                          For Immediate Release

DARLING INTERNATIONAL ANNOUNCES
RESULTS FOR FOURTH QUARTER AND FISCAL 2009

March 3, 2010 – IRVING, TEXAS – Darling International Inc. (NYSE: DAR) today reported a fourth quarter net income of $9.2 million, or $0.11 per share, and  net income of $41.8 million, or $0.51 per share, for its fiscal year ended January 2, 2010.  Sales and results of operations for the fourth quarter and fiscal year as compared to the same periods of the prior year are as follows:

Fourth Quarter 2009

For the fourth quarter of 2009, the company reported net sales of $149.6 million as compared to $148.5 million for the fourth quarter of 2008.  Higher finished product prices offset reduced raw material volume to account for the $1.1 million increase.

Net income for the fourth quarter of 2009 increased to $9.2 million, or $0.11 per share, as compared to a net loss of <$13.9> million, or <$0.17> per share for the 2008 comparable period.  The $23.1 million increase in net income for the fourth quarter resulted primarily from: (i) higher finished product prices; (ii) the 2008 impact of a $15.9 million impairment charge and a $3.2 million charge related to a probable mass termination withdrawal liability arising from a multi-employee pension plan; and (iii) lower energy costs related to natural gas and diesel fuel, which was partially offset by reduced raw material volume and $1.0 million in cost related to the company’s potential renewable diesel joint venture project and acquisition related cost.

Fiscal Year 2009

Darling International Chairman and Chief Executive Officer, Randall Stuewe, said, “We are very pleased with our results for fiscal 2009.  Earnings stabilized after a volatile fourth quarter of fiscal 2008.  Our raw material volume declined significantly in fiscal 2009 compared to fiscal 2008 driven by lower cattle, hog and poultry slaughters as well as restaurant volume declines in the food service industry.  The company addressed these challenges by taking effective cost cutting measures to offset the lower raw material volume and benefitted from a significant reduction in our energy costs for natural gas and diesel fuel.”

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For fiscal year 2009, the company reported net sales of $597.8 million as compared to $807.5 million for fiscal year 2008.  The $209.7 million decrease in sales is primarily attributable to lower finished product prices and reduced raw material volume.

For fiscal year 2009, the company reported net income of $41.8 million, or $0.51 per share, as compared to $54.6 million, or $0.66 per share, for the 2008 comparable period.  The $12.8 million decrease in net income for fiscal year 2009 resulted primarily from decreases in both volume and yield of raw material and lower finished product prices, which was partially offset by:  (i) a $27.8 million decrease in energy costs related to natural gas and diesel fuel; and (ii) the 2008 impact of a $15.9 million impairment charge and a $3.2 million charge related to a probable mass termination withdrawal liability arising from a multi-employee pension plan.

Darling International will host a conference call to discuss the Company’s fiscal 2009 financial results at 10:00 am Eastern Time (9:00 am Central Time) on Thursday, March 4, 2010.  To listen to the conference call, participants calling from within North America should dial 800-860-2442; international participants should dial 412-858-4600.  Please refer to access code 438355.  Please call approximately ten minutes before the start of the call to ensure that you are connected.

The call will also be available as a live audio webcast that can be accessed on the company website at http://www.darlingii.com/investors.aspx.  Beginning one hour after its completion, a replay of the call can be accessed until March 12, 2010, by dialing 877-344-7529 domestically, or 412-317-0088 if outside North America.  The access code for the replay is 438355.  The conference call will also be archived on the Company’s website.

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Darling International Inc. is the largest publicly traded, food processing by-products recycling company in the United States. The Company recycles used restaurant cooking oil and by-products from the beef, pork and poultry processing industries into useable products such as tallow, feed-grade fats, meat and bone meal, and hides. These products are primarily sold to agricultural, leather, oleo-chemical and bio-diesel manufacturers around the world.  In addition, the Company provides grease trap collection services and sells equipment to restaurants.

For additional information, visit the Company’s web site at http://www.darlingii.com.

{This media release contains forward-looking statements regarding the business operations and prospects of Darling and industry factors affecting it. These statements are identified by words such as "may," "will,"  " begin, " " look forward, "  "expect," "believe," "intend," "anticipate," "should", "estimate," “continue," “momentum” and other words referring to events to occur in the future. These statements reflect Darling's current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including the continuing turmoil existing in world financial, credit, commodities and stock markets,  a decline in consumer confidence and discretionary spending,  the general performance of the U.S. economy, and global demands for bio-fuels and grain and oilseed commodities, which have exhibited volatility, and each of which that could cause actual results to differ materially from those projected in the forward-looking statements. Other risks and uncertainties regarding Darling, its business and the industry in which it operates are referenced from time to time in the Company’s filings with the Securities and Exchange Commission.  Darling is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.}

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Darling International Inc.
Consolidated Operating Results
For the Periods Ended January 2, 2010 and January 3, 2009
(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended			Twelve Months Ended
			$ Change			$ Change
	Jan. 2	Jan. 3	Favorable	Jan. 2	Jan. 3	Favorable
	2010	2009	(Unfavorable)	2010	2009	(Unfavorable)
Net sales	$149,572	$148,451	$1,121	$597,806	$807,492	$(209,686)
Costs and expenses:
Cost of sales and operating expenses	$109,942	$129,369	$19,427	$440,111	$614,708	$174,597
Selling, general and administrative expenses	16,087	15,709	(378)	61,530	59,761	(1,769)
Depreciation and amortization	7,039	6,997	(42)	25,226	24,433	(793)
Goodwill impairment	-	15,914	15,914	-	15,914	15,914
Total costs and expenses	133,068	167,989	34,921	526,867	714,816	187,949
Operating income/(loss)	16,504	(19,538)	36,042	70,939	92,676	(21,737)

Other income/(expense): Interest expense	(949)	(684)	(265)	(3,105)	(3,018)	(87)
Other, net	(637)	(139)	(498)	(955)	258	(1,213)
Total other income/(expense)	(1,586)	(823)	(763)	(4,060)	(2,760)	(1,300)

Income/(Loss) from operations before income taxes	14,918	(20,361)	35,279	66,879	89,916	(23,037)
Income taxes (expense)/benefit	(5,710)	6,389	(12,099)	(25,089)	(35,354)	10,265
Net income/(loss)	$9,208	$(13,972)	$23,180	$41,790	$54,562	$(12,772)

Basic income/(loss) per share:	$0.11	$(0.17)	$0.28	$0.51	$0.67	$(0.16)
Diluted income/(loss) per share:	$0.11	$(0.17)	$0.28	$0.51	$0.66	$(0.15)

FOR MORE INFORMATION CONTACT:
John O. Muse, Executive Vice President of	251 O’Connor Ridge Blvd., Suite 300
Finance and Administration, or	Irving, Texas 75038
Brad Phillips, Treasurer	Phone: 972-717-0300